As filed with the Securities and Exchange Commission on May 20, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ShiftPixy, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	3751	26-1449404
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Venture, Suite 150

Irvine, CA 92618

(888) 798-9100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Absher

Chief Executive Officer

1 Venture, Suite 150

Irvine, CA 92618

(888) 798-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ivan K. Blumenthal, Esq. Daniel A. Bagliebter, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 935-3500	Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Sullivan & Worcester LLP 1633 Broadway Street New York, NY 10019 (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ File No. 333-237457

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)(4)	Amount of Registration Fee
Common stock, par value $0.0001 per share	$2,299,613.60	$298.49
Pre-funded warrants to purchase shares of common stock and common stock issuable upon exercise thereof(5)	$--	--
Warrants to purchase shares of common stock and shares of common stock issuable upon exercise thereof(5)(6)(7)	$574,806.80	$74.61
Underwriter’s warrants and shares of common stock issuable upon exercise thereof(7)	$109,981.52	$14.28
Total	$2,984,401.92	$387.38

(1)	In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, the registrant is registering an additional amount of securities having a proposed maximum offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form S-1, as amended (File No. 333-237457).

(2)	Includes additional shares of common stock and warrants that the underwriters have the option to purchase solely to cover over-allotments, if any.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(4)	The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering, and therefore the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $2,299,613.60.

(5)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(6)	The warrants to purchase common stock are exercisable at a per share price equal to $5.40 The additional proposed maximum aggregate public offering price of the shares of common stock issuable upon the exercise of the warrants to purchase common stock being registered is $574,806.80.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended. The underwriter’s warrants are exercisable at a per-share exercise price equal to 110% of the public offering price per share of common stock. The additional proposed maximum aggregate offering price of the underwriter’s warrants being registered is $109,981.52.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto, the Registration Statement on Form S-1, as amended (File No. 333-237457) (the “Prior Registration Statement”), which the Commission declared effective on May 20, 2020, and is being filed solely for the purpose of registering an increase in the maximum aggregate offering price of $2,299,613.60. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Bailey, Stock, Harmon, Cottam, Lopez LLP.
23.1	Consent of Marcum, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Bailey, Stock, Harmon, Cottam, Lopez LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1, as amended (File No. 333-237457), filed with the Securities and Exchange Commission on March 30, 2020 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, CA on the day of May 20, 2020.

ShiftPixy, Inc.

By:	/s/ Scott W. Absher
Name: Scott W. Absher
Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott W. Absher	Chief Executive Officer and Director	May 20, 2020
Scott W. Absher	(Principal Executive Officer)

*	Chief Financial Officer	May 20, 2020
Domonic Carney	(Principal Financial Officer and Principal Accounting Officer)

*	Director	May 20, 2020
Kenneth Weaver

*	Director	May 20, 2020
Whitney White

*	Director	May 20, 2020
Christopher Sebes

*	Director	May 20, 2020
Amanda Murphy

ShiftPixy, Inc.

*By:	/s/ Scott W. Absher
Scott W. Absher
Attorney-in-Fact